Old Point Releases First Quarter 2014 Results

•	Net loans increase $8.9 million
•	Interest margin improves to 3.43%
•	Annualized net charge-offs decrease to 0.19% of total loans

April 22, 2014 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $977 thousand, or $0.20 per diluted share, for the first quarter of 2014, compared to net income of $901 thousand, or $0.18 per diluted share, in the first quarter of 2013. This 8.44% increase in net income is primarily attributable to lower interest expense and higher noninterest income.  Net income was also increased by a shift in the investment portfolio toward tax-exempt securities, which reduced income tax expense by 33.54% when comparing the first quarters of 2014 and 2013.

Interest income declined $163 thousand when comparing the quarter ended March 31, 2014 to the same period in 2013.  However, interest expense declined by $224 thousand in the same periods, resulting in an increase to net interest income of $61 thousand.   Higher-cost funds, such as time deposits, were allowed to mature without being renewed.  As a result, the net interest margin increased from 3.19% during the first quarter of 2013 to 3.23% for all of 2013 and 3.43% for the first quarter of 2014.

Noninterest income for the first quarter of 2014 was up when compared to the first quarter of 2013, primarily in the areas of income from fiduciary activities and other service charges, commissions and fees. Accounts managed by Old Point Trust are assessed fees based on the market value of the account's assets. Improvements in the equities markets led to higher asset values and thus higher fee income. The increase in other service charges, commissions and fees was mainly due to income from Penact and securities brokerage sales. In the fourth quarter of 2013, Old Point Trust acquired Penact, a company that provides administrative and valuation services for retirement plans.

Noninterest expense increased only 0.46% when comparing the first quarters of 2014 and 2013, with the largest increases in ATM and check losses and capital stock tax.  The increase in ATM and check losses in the first quarter of 2014 was partially due to a fraud loss.  Fraud losses in banks have become more prevalent during the past few years.  Old Point is proactive in its efforts to educate its customers regarding the fact that there are many ways that dishonest individuals may attempt to compromise sensitive personal information.  For the bank and trust subsidiaries, capital stock tax is paid to the state of Virginia instead of state income tax, and is based on the subsidiaries' capital less certain allowances.  One such allowance is based on holdings of U.S. Government agency securities.  As the composition of the bank subsidiary's securities portfolio has changed between 2012, 2013, and 2014, the level of U.S. Government agency securities decreased significantly and provided a smaller deduction for the purposes of calculating the capital stock tax. The increase in capital stock tax expense was more than offset by benefit to the interest margin and the reduction in income tax expense.

Certain categories of noninterest expense did decrease when comparing the first quarters of 2014 and 2013. Salaries and employee benefits decreased $68 thousand, partially due to reduction in staffing levels and due to vacancies in several mid-level positions.   Losses on sales and write-downs of other real estate owned also declined, as property values begin to recover from the recession.

Assets as of March 31, 2014 were $870.1 million, an increase of $5.8 million or 0.67% when compared to December 31, 2013.  Loan demand continued to improve in the first quarter of 2014, with loans increasing $8.9 million between December 31, 2013 and March 31, 2014.  This loan growth was funded by reductions in the investment securities portfolio and cash and cash equivalents.  As loans generally bear higher rates of interest than securities, the shift in the mix of earning assets should provide additional increases to the net interest margin in subsequent quarters.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 31% of our giving is earmarked for education, 27% for community development, 26% for arts & culture, and 16% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Net interest margin (NIM) on a fully tax-equivalent basis for the first three months of 2014 was 3.43%, compared to 3.19% for the same period in 2013.
Non-Performing Assets (NPAs) as of March 31, 2014 were $17.7 million, down from $18.3 million on December 31, 2013. NPAs do not include restructured loans that are performing in accordance with their modified terms.   The loans > 90 days past due, but still accruing interest portion of the NPAs includes student loans that are 97-98% guaranteed by the U.S. Government.  These guaranteed loans totaled $ 704 thousand as of March 31, 2014. The Company expects to experience minimal losses on these government guaranteed loans.  None of the guaranteed loans were 90 days past due as of December 31, 2013.
Allowance for Loan and Lease Losses (ALLL) as of March 31, 2014 and December 31, 2013 was 1.34% and 1.36% of total loans, respectively.

Net loans charged off as a percent of total loans (annualized) were 0.19% for the first quarter of 2014, compared to 0.23% in the first quarter of 2013.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2013. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share data)	2014	2013
	(unaudited)
	(dollars in thousands except per share data)
Assets

Cash and due from banks	$26,878	$11,802
Interest-bearing due from banks	2,143	18,045
Federal funds sold	526	1,478
Cash and cash equivalents	29,547	31,325
Securities available-for-sale, at fair value	155,217	155,639
Securities held-to-maturity (fair value approximates $97,011 and $97,453)	95,506	96,847
Restricted securities	2,068	2,378
Loans, net of allowance for loan losses of $6,834 and $6,831	502,724	493,868
Premises and equipment, net	42,272	40,546
Bank-owned life insurance	22,889	22,673
Other real estate owned, net of valuation allowance of $2,749 and $2,775	6,253	6,415
Other assets	13,614	14,597
Total assets	$870,090	$864,288

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$184,428	$182,513
Savings deposits	295,334	286,085
Time deposits	243,726	256,807
Total deposits	723,488	725,405
Overnight repurchase agreements	35,810	31,175
Term repurchase agreements	411	411
Federal Home Loan Bank advances	25,000	25,000
Accrued expenses and other liabilities	2,262	1,536
Total liabilities	786,971	783,527

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	51,056	50,376
Accumulated other comprehensive income (loss)	(9,124)	(10,802)
Total stockholders' equity	83,119	80,761
Total liabilities and stockholders' equity	$870,090	$864,288

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2014	2013
	(unaudited, in thousands except per share data)
Interest and Dividend Income:
Interest and fees on loans	$5,993	$6,008
Interest on due from banks	3	14
Interest on federal funds sold	5	0
Interest on securities:
Taxable	1,005	1,324
Tax-exempt	429	265
Dividends and interest on all other securities	31	18
Total interest and dividend income	7,466	7,629

Interest Expense:
Interest on savings deposits	71	87
Interest on time deposits	649	854
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	9	12
Interest on Federal Home Loan Bank advances	302	302
Total interest expense	1,031	1,255
Net interest income	6,435	6,374
Provision for loan losses	250	200
Net interest income, after provision for loan losses	6,185	6,174

Noninterest Income:
Income from fiduciary activities	955	900
Service charges on deposit accounts	974	997
Other service charges, commissions and fees	952	859
Income from bank-owned life insurance	216	215
Other operating income	65	142
Total noninterest income	3,162	3,113

Noninterest Expense:
Salaries and employee benefits	4,853	4,921
Occupancy and equipment	1,114	1,112
Data processing	423	422
FDIC insurance	184	183
Customer development	192	206
Legal and audit expense	124	111
Other outside service fees	119	96
Employee professional development	168	131
ATM and check losses	115	68
Marketing and advertising	124	123
Postage and courier	121	123
Stationery and supplies	119	120
Capital stock tax	134	87
Loss on write-down/sale of other real estate owned	83	126
Other operating expense	390	396
Total noninterest expense	8,263	8,225
Income before income taxes	1,084	1,062
Income tax expense	107	161
Net income	$977	$901

Basic Earnings per Share:
Average shares outstanding	4,959	4,959
Net income per share of common stock	$0.20	$0.18

Diluted Earnings per Share:
Average shares outstanding	4,959	4,959
Net income per share of common stock	$0.20	$0.18

Cash Dividends Declared	$0.06	$0.05

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2014	2013	2013
Net Interest Margin Year-to-Date	3.43%	3.23%	3.19%
NPAs/Total Assets	2.04%	2.12%	1.81%
Annualized Net Charge Offs/Total Loans	0.19%	0.36%	0.23%
Allowance for Loan Losses/Total Loans	1.34%	1.36%	1.59%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$10,293	$11,324	$9,988
Loans > 90 days past due, but still accruing interest	1,198	546	130
Non-Performing Restructured Loans	0	0	0
Foreclosed Assets	6,253	6,415	6,021
Total Non-Performing Assets	$17,744	$18,285	$16,139

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$247	$1,793	$265
Year-to-Date Average Loans	$501,229	$471,203	$463,268
Year-to-Date Average Assets	$869,842	$881,378	$893,373
Year-to-Date Average Earning Assets	$776,915	$799,723	$818,008
Year-to-Date Average Deposits	$723,992	$737,358	$744,549
Year-to-Date Average Equity	$82,089	$84,695	$88,530